Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Ted Gartner	Kerri Thurston
Garmin International Inc.	Garmin International Inc.
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | media.relations@garmin.com	E-Mail | investor.relations@garmin.com

Garmin® Receives Court Approval
For Change of Place of Incorporation to Switzerland

CAYMAN ISLANDS/June 4, 2010/Business Wire/ - Garmin Ltd. (NASDAQ: GRMN) announces that it received approval today from the Grand Court of the Cayman Islands of the pending change of  place of incorporation of its group holding company from the Cayman Islands to Switzerland. Garmin expects that all the conditions to closing of this transaction will be met and that it will complete the transaction prior to the opening of the NASDAQ market on June 28, 2010.

Upon completion of the transaction, the Garmin group holding company will continue to be subject to SEC reporting requirements, and its shares will be listed on the NASDAQ Global Select Market under the symbol “GRMN,” Garmin’s current trading symbol.

About  Garmin Ltd.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties  affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 26, 2009 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html.  No forward-looking statement can be guaranteed.  Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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